[Letterhead of Schulte Roth & Zabel LLP]



                                December 30, 2009


ACAP Strategic Fund
350 Madison Avenue, 9th Floor
New York, New York 10017

Ladies and Gentlemen:

              We have acted as counsel to ACAP Strategic Fund (the "Fund"), a statutory trust organized under the laws of the State of Delaware, in connection with the registration of shares of beneficial interest in the Fund ("Shares") under the Securities Act of 1933, as amended (the "1933 Act").

              In such capacity, we have reviewed the Fund's registration statement on Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended (the "Registration Statement"), and Pre-Effective Amendment No. 1 to the Registration Statement, each as filed by the Fund with the Securities and Exchange Commission (File Nos. 333-160653 and 811-22312). We have also reviewed Pre-Effective Amendment No. 2 to the Registration Statement, which is expected to be filed as of the date hereof. We are familiar with the actions taken by the Fund and its Board of Trustees in connection with the organization of the Fund and the proposed issuance and sale of Shares, including, but not limited to, the adoption of a resolution authorizing the offer and issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the "Prospectus"). In addition, we have examined and are familiar with the Fund's certificate of trust (and amendments thereto) and the agreement and declaration of trust, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

              We have examined such Fund records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us. As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Fund and upon representations of the Fund made in the Registration Statement.

              Based upon the foregoing, we are of the opinion that Shares, when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

ACAP Strategic Fund
December 30, 2009
Page 2



              We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States.

              We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us therein as counsel to the Fund. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.




                                                 Very truly yours,



                                                 /s/ Schulte Roth & Zabel LLP